EXHIBIT 4.4.17
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     SEVENTEENTH SENIOR NOTES SUPPLEMENTAL INDENTURE (this “Seventeenth Senior Notes Supplemental Indenture”) dated as of June 15, 2012 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”) and The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent and registrar, to the indenture dated as of October 15, 2010, as amended or supplemented (the “Senior Notes Indenture”), in respect of the issuance of an aggregate principal amount of $1,500,000,000 of 9.000% Senior Notes due 2019 (the “Senior Notes”).
W I T N E S S E T H :
          WHEREAS pursuant to Section 9.01(a)(i) of the Senior Notes Indenture, the Trustee, BP I and the Issuers are authorized (i) to amend the Senior Notes Indenture to cure any ambiguity, omission, mistake, defect or inconsistency and (ii) to execute and deliver this Seventeenth Senior Notes Supplemental Indenture;
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Notes Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Issuer and BP I covenant and agree as follows:
          1. Amendment to the Senior Notes Indenture. The Senior Notes Indenture is hereby amended by adding at the end of the first paragraph of the definition of “Fixed Charge

Coverage Ratio” in Section 1.01 immediately after the words “or issued pursuant to Section 4.03(b)” the following:
          “which is omitted from the pro forma calculation pursuant to the foregoing clause (a).”
          2. Ratification of Senior Notes Indenture; Seventeenth Senior Notes Supplemental Indenture Part of Senior Notes Indenture. Except as expressly amended hereby, the Senior Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventeenth Senior Notes Supplemental Indenture shall form a part of the Senior Notes Indenture for all purposes, and every holder of a Senior Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          3. Governing Law. THIS SEVENTEENTH SENIOR NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Seventeenth Senior Notes Supplemental Indenture.
          5. Indemnity. (a) The Issuers and BP I, subject to Section 10.08 of the Senior Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the entry into this Seventeenth Senior Notes Supplemental Indenture and the performance of its duties hereunder, including the costs and expenses of enforcing this Seventeenth Senior Notes Supplemental Indenture against the Issuers and BP I (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers or BP I executing this Seventeenth Senior Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and BP I, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers and BP I in this Section, the Trustee shall have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Notes.

          6. Duplicate Originals. The parties may sign any number of copies of this Seventeenth Senior Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
          8. No Adverse Interpretation of Other Agreements. This Seventeenth Senior Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Seventeenth Senior Notes Supplemental Indenture.
          9. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation will have any liability for any obligations of the Issuers or Senior Note Guarantors under the Senior Notes, this Seventeenth Senior Notes Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.
          10. Successors and Assigns. All covenants and agreements of the Issuers and BP I in this Seventeenth Senior Notes Supplemental Indenture and the Senior Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Seventeenth Senior Notes Supplemental Indenture shall bind its successors and assigns.
          11. Severability. In case any one or more of the provisions contained in this Seventeenth Senior Notes Supplemental Indenture or the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Seventeenth Senior Notes Supplemental Indenture or the Senior Notes.
          12. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
if to any of the Issuers:
Level 22
20 Bond Street
Sydney, NSW 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz

and

if to the Trustee, Principal Paying Agent, Transfer Agent or Registrar:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
          13. Amendments and Modification. This Seventeenth Senior Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Notes Indenture and by written agreement of each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER LLC

By:	/s/ Helen D. Golding
Name: Helen D. Golding
Title: Secretary

REYNOLDS GROUP ISSUER INC.

By:	/s/ Helen D. Golding

Name: Helen D. Golding
Title: Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.

By:	/s/ Helen D. Golding

Name: Helen D. Golding
Title: Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.

By:	/s/ Helen D. Golding

Name: Helen D. Golding
Title: Officer
Supplemental Indenture
(Senior Notes — October 2010 — Fixed Charge Coverage Ratio)

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent and Registrar

By:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President
Supplemental Indenture
(Senior Notes — October 2010 — Fixed Charge Coverage Ratio)